Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter

Nuveen Tradewinds Global All-Cap Fund
Nuveen NWQ Japan Fund and
Nuveen Winslow Managed Volatility Equity Fund, each a series of
Nuveen Investment Trust II (the  Trust )
811-08333

The Trustees of the Trust at meetings held February
21-23, 2017, approved the liquidation of Nuveen
Winslow Managed Volatility Equity Fund, a series of the Trust, and the liquidation was effected on March 3, 2017.

On March 24, 2017, all of the assets of the Nuveen
Tradewinds Global All-Cap Fund, a series of the Trust, were transferred to the Nuveen NWQ Global
Equity Income Fund, a series of Nuveen Investment
Trust.

The Trustees of the Trust at meetings held May 23-
25, 2017, approved the liquidation of Nuveen NWQ
Japan Fund, a series of the Trust, and the liquidation was effected on July 24, 2017.

These (3) funds were removed as series of the Trust by filing an Amended Designation of Series of Shares, considered to be an amendment to the Declaration of Trust, filed with the Secretary of the Commonwealth of Massachusetts on August 5, 2017. This document is included as an exhibit to this Sub-Item 77Q1(a).